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                                                                      EXHIBIT 99
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CHAMPION INTERNATIONAL CORPORATION REPORTS
WEATHER-RELATED OUTAGES AT SEVERAL FACILITIES


Stamford, CT, February 7, 1996 - Champion International Corporation reported today that there have been outages and production slowdowns at several of its southern US and Canadian pulp and paper mills, principally as the result of the extreme cold weather conditions of the last few weeks.

The most significant outage was at the paper mill in Courtland, Alabama, where frozen instruments led to considerable damage to one of the facility's major power boilers. Other significant outages have occurred at the paper mills in Sheldon, Texas, and Canton, North Carolina. Affected to a lesser extent have been the paper mills in Roanoke Rapids, North Carolina, and Pensacola, Florida, as well as the pulp mills in Hinton, Alberta, and Quesnel, British Columbia.

Champion's president and chief operating officer L.C. "Whitey" Heist said, "We have resumed normal production levels at virtually all of the affected facilities. However, the outages and related equipment repair costs, together with continuing price declines for a number of our pulp and paper grades, will result in lower earnings for the current quarter compared to last quarter." Mr. Heist stated that the company is not yet in a position to determine the extent of the weather-related losses, a portion of which is expected to be covered by insurance.

Headquartered in Stamford, Connecticut, Champion is one of America's leading manufacturers of paper for business communications, commercial printing, publications, and newspapers. The company owns or manages more than 5.3 million acres of forestlands in the United States and is also a major manufacturer of market pulp, plywood, and lumber.